UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2007

DREAMS, INC.

(Exact name of registrant as specified in its charter)

Utah	000-30310	87-0368170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 South University Drive, Plantation, Florida		33324
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 377-0002

Registrant’s facsimile number, including area code: (954) 475-8785

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 25, 2007, Dreams, Inc. (the “Company”) held a special meeting of its shareholders at which the shareholders authorized the Company to effect up to a 1 for 8 reverse stock split of the Company’s common stock (the “Reverse Split”). The ratio of the Reverse Split was set at 1 share of common stock for 6 shares of common stock at a special meeting of the Company’s board of directors held immediately upon the conclusion of the special meeting of the shareholders. The effective date of the Reverse Split is January 30, 2007. The Reverse Split will be effectuated through a filing of a Certificate of Amendment to the Company’s Certificate of Incorporation, a copy of which is filed herewith as an exhibit. Upon the effectuation of the Reverse Split, the Company’s new trading symbol on the OTC BB will be “DRMN.OB”.

The primary purpose of the Reverse Split is to raise the Company’s share price to the point that it meets the initial listing requirements of the American Stock Exchange. While the Company currently intends to seek a listing on the American Stock Exchange, there can be no assurance that the listing will be approved by the American Stock Exchange.

In addition, in connection with the Reverse Split, the Company’s shareholders approved a reduction in the number of shares of common stock the Company is authorized to issue from 500 million shares to 100 million shares (the “Reduction in Authorized”), and approved the Company’s 2006 Equity Incentive Plan, a copy of which is filed herewith as an exhibit.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits.

	3.1	Certificate of Amendment to the Certificate of Incorporation of Dreams, Inc.
	99.1	Dreams, Inc. Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 29, 2007	DREAMS, INC.

	By:	/S/ ROSS TANNENBAUM
Ross Tannenbaum Chief Executive Officer